Exhibit 10.49

DTS, Inc.

DTS EXECUTIVE INCENTIVE COMPENSATION PROGRAM SUMMARY

For the Fiscal Year Ending December 31, 2014

PLAN PROVISIONS

I.                                        PURPOSE

The purpose of the 2014 Executive Incentive Compensation Program is to motivate our executive officers to drive the execution of the company’s strategic plan through the delivery of overall financial results and the execution of specific initiatives critical to the business.

II.                                   PLAN YEAR

The Plan year begins on January 1, 2014 and ends on December 31, 2014.

III.                              PARTICIPANTS

The Company’s executive officers are eligible to participate in the Plan, as determined by the Compensation Committee. Participation by an employee for the fiscal year ending December 31, 2014 does not mean that such employee will necessarily participate in future years, nor does it mean an Incentive Compensation Plan will be authorized in future years.  The Company also retains the right to remove a participant or discontinue the entire program at its discretion, provided, however, that a participant’s bonus for the fiscal year ending December 31, 2014 shall be treated as specified below.

Cash bonuses payable under the Executive ICP are intended to qualify as tax deductible “performance-based compensation” under Section 162(m) of the Internal Revenue Code. Funding for the Executive ICP is contingent upon the achievement of one or more pre-established Company financial and strategic performance measures. Based on performance, a maximum bonus award is calculated for each NEO. The Committee may then exercise its discretion to reduce, but not increase, actual bonus awards based on discretionary factors such as the performance of the Company, the performance of each NEO’s functional or territory divisions (if applicable), and the NEO’s individual performance.

IV.                               PROGRAM STRUCTURE

In order to motivate executives to drive the execution of the company’s strategic plan while achieving specific annual organizational and financial results, the compensation committee has a “pay for performance” philosophy and uses performance-based compensation to reward individual performance and the accomplishment of corporate goals.  Corporate goals are generally structured to challenge and motivate executives, so that reasonable “stretch” performances would yield a payout at or about 100% of target.

The pay for performance short-term incentive program is structured into two components: 1) overall company financial targets, 2) key strategic initiatives.    The purpose of having the two components is to ensure a balance and focus on the attainment of specific annual financial metrics as well as the execution of critical goals that are imperative for the future success of the business.

Incentive targets and payouts are expressed as a percentage of base salary.  The base salary and bonus targets to be utilized will be the participant’s annualized base and target pay as determined by the Compensation Committee as of the March 2014 Board meeting.

Under the DTS Executive ICP, 65% of the target opportunity is based on overall company financial performance and the other 35% is based on achieving objectives that are critical to the overall strategy.   These performance goals are to be reviewed and approved by the Compensation Committee.

Lastly, following the funding of the Executive ICP based on the achievement of the financial targets and key strategic goals, an individual performance multiplier rating will be applied to recognize the specific performance for each executive.   The performance ratings will range from 0 to 1.5.

The formula is outlined below:

V.                                    PERFORMANCE TARGETS

Company Performance = weighted 65% of target executive bonus pool

Strategic Performance = weighted 35% of target executive bonus pool

Company Performance

The DTS corporate performance formula measures non-GAAP revenue and operating income and they are weighted equally.  Performance between these metrics shall be interpolated to derive an appropriate funding factor.

Strategic Performance

The DTS strategic goals formula measures accomplishment and quality completion tied to initiatives critical to the future success of our business.   The performance factors will range between 0% and 100%.

VI.                               INTERPRETATION OF THIS PLAN, FUNDING & PAYMENT

Interpretation and/or application of this Plan shall be made by the Compensation Committee of the Board of Directors after consultation with the Chief Executive Officer of DTS and such decisions shall be final and binding.

In order to receive an incentive payout under this Plan, the participant must work through the end of the Plan year and be employed on the day the bonus is paid.  Should the participant leave due to retirement after the Plan year but before the bonus is paid, the participant will remain eligible for the payout.  Accordingly, except in the case of retirement, if a participant leaves any time during the Plan year and prior to the bonus payout, he/she shall receive no bonus payment.

VII.                          “AT WILL” EMPLOYMENT RELATIONSHIP

This Plan is not intended to create, and should not be construed as creating, any kind of contract of employment between DTS, Inc. and the participant.  In the absence of a written agreement to the contrary, the participant’s employment with DTS at all times will remain at will.

This means that the participant is free to terminate his/her employment with DTS at any time without cause and without written notice and, similarly, DTS is free to terminate the participant’s employment at any time without cause and without written notice.